Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of MagneGas Corp. on Form S-1 of our report dated March 31, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the consolidated financial statements of MagneGas Corp. as of December 31, 2016 and for the year ended December 31, 2016 appearing in the Annual Report on Form 10-K of MagneGas Corp. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 30, 2017